Exhibit 99
United Bancorp, Inc.
P. O. BOX 10 • MARTINS FERRY, OHIO 43935 • Phone: 740/633-BANK       Fax:740/633-1448
We are United to Better Serve You
PRESS RELEASE
United Bancorp, Inc.
201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contact:	James W. Everson	Randall M. Greenwood
	Chairman, President and CEO	Senior Vice President, CFO and Treasurer
Phone:	(740) 633-0445 Ext. 6120	(740) 633-0445 Ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com
FOR IMMEDIATE RELEASE:1:00 PM            January 26, 2011
     Subject: United Bancorp, Inc. Reports Earnings of $0.58 per Share for the Year Ended December 31, 2010
MARTINS FERRY, OHIO ♦♦♦ United Bancorp, Inc. (NASDAQ: UBCP), headquartered in Martins Ferry, Ohio reported net income of $733,033 for the quarter ended December 31, 2010, compared to $674,924 for the quarter ended December 31, 2009, an increase of 8.6%. On a per share basis, the Company’s three months diluted earnings were $0.15 for the 2010 period, as compared to $0.14 for the same period in 2009, an increase of 7.1%. For the twelve months ended December 31, 2010 the Company reported net income of $2,827,367 compared to $2,905,420 for the year ended December 31, 2009, a decrease of 2.7%. On a per share basis, the Company’s diluted earnings were $0.58 for 2010, as compared to $0.62 for 2009.
Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “The Company’s net income in 2010 generated an annualized 0.63% return on average assets (“ROA”) and a 7.82% return on average equity (“ROE”), compared to 0.63% ROA and 8.39% ROE for 2009. Comparing the year ended December 31, 2010 to 2009, the Company’s net interest margin was 4.02% compared to 3.98%, an increase of 4 basis points. Although the net interest margin increased, the Company’s net interest income decreased by approximately $103,000 or less than 1.0%, due to a decrease in the Company’s earning assets. For the year ended December 31, 2010 the Company had an average balance in Cash and Cash equivalents of approximately $37.8 million compared to $10.4 million for the year ended December 31, 2009. With this high level of available funding, the Company has been aggressive in the management of higher cost deposit funding, mainly allowing certificates of deposit to decrease. While maintaining these larger cash balances resulted in a decrease in the earning assets of the Bank, this strategy increased the net interest margin of the Company, since the interest expense of the foregone certificates of deposit exceeded the rate of return on the cash and cash equivalents. Comparing the same periods, Customer Service Fees on deposits increased $40,000. On the expense side, total noninterest expense increased $82,000 for the year ended December 31, 2010 as compared to 2009. The increase in total noninterest expense was primarily due to the third quarter 2010 implementation of our new data processing system. The Company incurred approximately $273,000 in one time direct expenses related to the installation of this new system. In addition, the Company incurred a $90,000 period over period increase in the provision for losses on foreclosed real estate and a period over period increase of $91,000 in our Provision for Loan Losses. The increase in the provision for loan losses for the year ended December 31, 2010 was predicated primarily upon the economic challenges facing the banking industry. As an offset to these increased expenses, the Company’s Federal Deposit Insurance Corporation premiums decreased approximately $352,000 from 2009 to 2010 and during 2010, the Company recognized a tax benefit resulting from the resolution of a tax contingency, which reduced federal income taxes by approximately $120,000.”
James W. Everson, UBCP’s Chairman, President and CEO stated, “We have been prudent in the pricing of our depository products to manage our strong liquidity and asset size which is supported by our equity position that rates us as a ‘Well Capitalized’ company. Unlike many within the financial sector, we do not have any significant amount in goodwill, no TARP equity or excessive asset growth, any of which could dictate recapitalization during these rather uncertain times. We are pleased about our earnings performance which allows us to keep a balance between maintaining our ‘Well Capitalized” status and making capital expenditure for future growth, while sufficiently accruing into our Loan Loss Provision as we manage our asset quality...plus cover our generous dividend payment policy.” Everson concluded by stating, “We are excited about our future. Our new computer systems are performing to our expectations and should create greater efficiencies and allow for new and enhanced product development. Our asset quality is now showing positive trends of improvement with a 16.6% decrease in Non-performing Loans. We shall be opening a new banking office in our Tiltonsville market in the second quarter of this year. And, barring any unforeseen events, we see the continuation of the quarter over quarter growth in earnings trend which is supported by our recently completed 2011 budget process.”
United Bancorp, Inc. is headquartered in Martins Ferry, Ohio with total assets of approximately $423.5 million and total shareholder’s equity of approximately $35.9 million as of December 31, 2010. Through its single bank charter with its twenty banking offices and an operations center, The Citizens Savings Bank through its Community Bank Division serves the Ohio Counties of Athens, Fairfield and Hocking and through its Citizens Bank Division serves Belmont, Carroll, Harrison, Jefferson and Tuscarawas. United Bancorp, Inc. is a part of the Russell Microcap Index and trades on The NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.
Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company’s control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

United Bancorp, Inc. “UBCP

	For the Three Months
	Ended December 31,		%
	2010	2009	Change
Earnings
Total interest income	$5,220,898	$5,740,265	-9.05%
Total interest expense	1,379,093	1,953,623	-29.41%

Net interest income	3,841,805	3,786,642	1.46%
Provision for loan losses	365,420	329,018	11.06%
Net interest income after provision for loan losses	3,476,385	3,457,624	0.54%
Service charges on deposit accounts	503,041	510,466	-1.45%
Net realized gains of sales on securities	—	128,873	N/A
Net realized gains on sale of loans	92,158	23,396	293.90%
Net realized (loss) gains on sale of other real estate and repossessions	(5,894)	17,907	-132.91%
Other noninterest income	196,667	185,026	6.29%
Total noninterest income	785,972	865,668	-9.21%
FDIC Insurance Premium	137,281	183,330	-25.12%
Noninterest expense (excluding FDIC Indurance Premium)	3,255,096	3,359,954	-3.12%
Income tax expense	136,947	105,084	30.32%

Net income	$733,033	$674,924	8.61%
Per share
Earnings per common share — Basic	$0.15	$0.14	7.14%
Earnings per common share — Diluted	0.15	0.14	7.14%
Cash Dividends paid	0.14	0.14	0.00%
Shares Outstanding
Average — Basic	4,715,890	4,635,487	—
Average — Diluted	4,736,110	4,635,555	—

For the Year
Ended December 31,	%
2010	2009	Change
Earnings
Total interest income	$21,667,356	$23,354,885	-7.23%
Total interest expense	6,480,008	8,064,768	-19.65%

Net interest income	15,187,348	15,290,117	-0.67%
Provision for loan losses	1,416,012	1,325,052	6.86%
Net interest income after provision for loan losses	13,771,336	13,965,065	-1.39%
Service charges on deposit accounts	2,229,195	2,189,273	1.82%
Net realized gains (losses) of sales on securities	47,342	154,342	-69.33%
Net realized gains on sale of loans	184,485	129,221	42.77%
Net realized gains on sale of other real estate and repossessions	30,022	105,025	-71.41%
Other noninterest income	826,082	718,469	14.98%
Total noninterest income	3,317,126	3,296,330	0.63%
FDIC Insurance Premium	514,125	866,330	-40.65%
Noninterest expense (excluding FDIC Indurance Premium)	13,407,681	12,973,121	3.35%
Income tax expense	339,289	516,524	-34.31%

Net income	$2,827,367	$2,905,420	-2.69%
Per share
Earnings per common share — Basic	$0.58	$0.62	-6.45%
Earnings per common share — Diluted	0.58	0.62	-6.45%
Cash Dividends paid	0.56	0.56	0.00%
Book value (end of period)	7.58	7.53	0.66%
Shares Outstanding
Average — Basic	4,690,458	4,631,066	—
Average — Diluted	4,717,650	4,631,134	—
At year end
Total assets	$423,464,908	$445,970,296	-5.05%
Total assets (average)	447,837,000	450,573,000	-0.61%
Average Cash and cash equivalents	37,774,000	10,358,000	264.68%
Other real estate and repossessions	1,912,464	1,378,256	38.76%
Gross loans	278,775,410	257,725,673	8.17%
Allowance for loan losses	2,338,736	2,390,015	-2.15%
Net loans	276,436,674	255,335,658	8.26%
Net loans charged off	1,467,000	1,705,000	-13.96%
Non-performing loans	4,525,965	5,426,000	-16.59%
Average loans	268,460,000	243,599,000	10.21%
Federal Funds Sold	—	15,000,000	N/A
Certificate of Deposits in other Financial Institutions	2,564,000	17,575,397	-85.41%
Securities and other restricted stock	107,295,291	115,671,656	-7.24%
Shareholders’ equity	35,860,582	35,211,133	1.84%
Shareholders’ equity (average)	36,149,000	33,690,000	7.30%
Stock data
Market value — last close (end of period)	$8.71	$8.53	2.11%
Dividend payout ratio	96.55%	90.32%	6.90%
Price earnings ratio	15.02	x	13.76	x	9.15%
Key performance ratios
Return on average assets (ROA)	0.63%	0.63%	0.01%
Return on average equity (ROE)	7.82%	8.39%	-0.57%
Net interest margin (Federal tax equivalent)	4.02%	3.98%	0.04%
Interest expense to average assets	1.45%	1.79%	-0.34%
Total allowance for loan losses to nonperforming loans	51.67%	44.05%	7.62%
Total allowance for loan losses to total loans	0.84%	0.93%	-0.09%
Nonperforming loans to total loans	1.62%	2.11%	-0.49%
Nonperforming assets to total assets	1.52%	1.53%	—
Net charge-offs to average loans	0.55%	0.70%	0.15%
Equity to assets at period end	8.47%	7.90%	0.63%
Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company’s control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.